Exhibit 99.2
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES CLOSING OF PUBLIC OFFERING
OF COMMON STOCK
BRISBANE, Calif., September 26, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it closed its public offering of 4,025,000 shares of common stock at a price to the public of $19.50 per share, including 525,000 shares of common stock, representing the exercise by the underwriters of their option to purchase additional shares in the offering. The net proceeds to the company of the offering are approximately $73.8 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses.
Goldman, Sachs & Co. acted as the sole book-running manager of the offering. Deutsche Bank Securities Inc. acted as co-lead manager and CIBC World Markets Corp. acted as co-manager of the offering.
These shares were issued pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the final prospectus supplement and base prospectus relating to the offering may be obtained from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: 212-902-9316 or Email at prospectus-ny@ny.email.gs.com). A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology.
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